Ehibit 99.1

                           FARMERS & MERCHANTS BANCORP
                        DECLARES 30TH CONSECUTIVE ANNUAL
                                5% STOCK DIVIDEND

Kent A. Steinwert, President and CEO of Farmers & Merchants Bancorp, the parent company of Farmers & Merchants Bank announced today that the Board of Directors unanimously voted to declare a 5% common stock dividend payable May 12, 2004, to shareholders of record at the close of business on April 16, 2004. This is the 30th consecutive year that Farmers & Merchants Bancorp has declared a common stock dividend. The Board of Directors declared the stock dividend based on the Company's record financial performance in 2003.

Common stock shareholders of record as of April 16, 2004, will receive one share of common stock for every 20 shares of common stock owned. Fractional shares will not be issued. For common stock share lots of less than 20 shares, a cash dividend in the amount of $17.15 per common share will be paid in lieu of the stock dividend.

"Our shareholders have always been a source of strength for the Company. Their continued confidence in the Company is of the utmost importance to the Directors and Management Team," stated Kent Steinwert. "In evaluating the stock dividend action, the Board of Directors considered a variety of factors including the Company's record financial performance in 2003, which was the sixth consecutive year of record net income. In addition, the Directors concluded that the Bank's geographic market offers growth opportunities and the scope, functionality and value of its products and customer solutions should continue to differentiate Farmers & Merchants Bancorp from the competition. Given these opportunities and the experience level of the Bank's employees, the potential exists to continue building meaningful shareholder value over the long term," Steinwert added.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. The Bank was founded in 1916 and is a full service community bank with over $1.1 billion in assets. F&M Bank proudly serves California's Great Central Valley through 18 branch offices conveniently located from Sacramento to Turlock.